Exhibit 99

MEREDITH BOARD OF DIRECTORS ELECTS TOM HARTY PRESIDENT AND COO

Jon Werther Elected Meredith National Media Group President

DES MOINES, IA AND NEW YORK, NY (August 11, 2016) - Meredith Corporation (NYSE:MDP; www.meredith.com) - the leading media and marketing company with local television brands in large, fast-growing markets and national brands serving more than 100 million American women, announced today that its Board of Directors has elected Tom Harty as President and Chief Operating Officer, effective immediately.

In his new role, Harty, 53, will oversee Meredith’s National and Local Media Groups. Harty will continue to report to Meredith Chairman and CEO Steve Lacy, allowing Lacy, 62, to focus more on long-term strategy, business expansion and acquisition activities. Harty and his family will be relocating to Des Moines.

The Board also elected Jon Werther to succeed Harty as National Media Group President. Werther, 47, currently serves as President of Meredith Digital. He also has oversight of the Better Homes and Gardens and Martha Stewart Living media brands.

“During his tenure at Meredith, Tom has led initiatives to strengthen our media brands and grow diversified revenue sources such as digital, brand licensing and marketing services,” said Lacy. “Working together with Local Media Group President Paul Karpowicz and Jon Werther, I’m confident Tom can continue to grow Meredith’s position as one of America’s leading media and marketing companies.”

Under Harty’s leadership, Meredith has consistently increased its share of advertising revenues against its competitive set. He created the innovative Meredith Sales Guarantee, which proves that advertising on Meredith’s media platforms directly leads to an increase of product sales at retail. It has subsequently been adopted across the industry. He also led an expansion of Meredith’s digital initiatives - including the acquisition of Allrecipes.com, the world’s largest food site - and spearheaded expansion of Meredith’s high-margin brand licensing business, which includes Better Homes and Gardens products at Walmart and a partnership with Realogy to create the Better Homes and Gardens Real Estate Network.

“I'm excited to lead the best team in the media and marketing industry,” Harty said. “Here at Meredith, we are well-known for a collaborative culture that is highly effective in the marketplace. With our tremendous brands, we are well-positioned to continue expanding our connection to consumers and help clients who want to reach them.

“I am particularly eager to work alongside Paul Karpowicz and our Local Media Group leadership team,” Harty continued. “Paul has done a tremendous job building the best-run television station group in the industry, and I look forward to working with him to aggressively expand its footprint.”

Harty joined Meredith in 2004 as Vice President of its Magazine Group and subsequently served as its Chief Revenue Officer and President of Consumer Magazines. He was named National Media Group President in 2010. Immediately prior to joining Meredith, Harty was Senior Vice President for The Golf Digest Companies, a division of Advance Publications. His broad experience includes senior leadership positions with several of the industry's largest titles. Harty earned an MBA from Iona College and a Bachelor’s degree from Castleton University. He currently serves as Treasurer and on the Board of The Association of Magazine Media.

Werther joined Meredith in 2012 as Chief Strategy Officer and was promoted to President of Meredith Digital in 2013. He has led a rapid expansion of Meredith Digital, including the integration of Allrecipes.com and the acquisition and integration of profitable businesses such as Selectable Media, ShopNation and Qponix. He expanded his role to include oversight of Meredith’s flagship Better Homes and Gardens brand, and then led the integration of the Martha Stewart Living brand into the Meredith portfolio.

After beginning his career as a transactional attorney, Werther spent more than 10 years in positions of increasing scale and responsibility at Time Warner and its AOL division. Werther earned an MBA from The Wharton School of Business the University of Pennsylvania; a law degree from George Washington University; and a Bachelor’s degree from Emory University.

“We’ve put together a great team in our National Media Group under Tom Harty’s leadership, and I am looking forward to building upon our success,” said Werther. “With our content creation capabilities, innovative sales programs, proprietary technology platforms and consumer products, Meredith is uniquely positioned to serve consumers across channels and devices and to help marketers effectively reach and engage with a highly desirable audience of more than 100 million American women.”

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; www.meredith.com) has been committed to service journalism for 115 years. Today, Meredith uses multiple distribution platforms - including broadcast television, print, digital, mobile and video - to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's National Media Group reaches more than 100 million unduplicated women every month, including nearly 75 percent of U.S. Millennial women. Meredith is the leader in creating and distributing content across platforms in key consumer interest areas such as food, home, parenting and health through well-known brands such as Better Homes and Gardens, Allrecipes, Parents and Shape. Meredith also features robust brand licensing activities, including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. Meredith Xcelerated Marketing is an award-winning, strategic and creative agency that provides fully integrated marketing solutions for many of the world’s top brands, including Kraft, Lowe’s, TGI Friday’s and NBC Universal.

Meredith's Local Media Group includes 17 owned or operated television stations reaching 11 percent of U.S. households. Meredith's portfolio is concentrated in large, fast-growing markets, with seven stations in the nation's Top 25 - including Atlanta, Phoenix, St. Louis and Portland - and 13 in Top 50 markets. Meredith's stations produce over 660 hours of local news and entertainment content each week, and operate leading local digital destinations.

Meredith’s balanced portfolio consistently generates substantial free cash flow, and the Company is committed to growing Total Shareholder Return through dividend payments, share repurchases and strategic business investments. Meredith’s current annualized dividend of $1.98 per share yields approximately 4 percent. Meredith has paid a dividend for 69 straight years and increased it for 23 consecutive years.

#####

Shareholder/Financial Analyst Contact:     Media Contacts:
Joe Ceryanec, Chief Financial Officer         Art Slusark, Chief Communications Officer
(515) 284-3603; joe.ceryanec@meredith.com     (515) 284-3404; art.slusark@meredith.com
Mike Lovell, Director of Investor Relations     Patrick Taylor, VP, National Media Group Communications
(515) 284-3362; mike.lovell@meredith.com     (212) 551-6984; patrick.taylor@meredith.com